Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS 2019

FOURTH QUARTER AND FULL YEAR EARNINGS

ISELIN, NJ, (February 27, 2020) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported 4th Quarter diluted earnings per share of $0.46, which is $0.03 per share higher than the same reporting period in 2018. For 2019, diluted earnings per share were $2.01, up $0.05 from $1.96, reported for the same period in 2018.

2019 FINANCIAL RESULTS

The Company reported 2019 consolidated operating revenues of $134.6 million, as compared to $138.1 million in 2018. The overall decline in operating revenues is attributable to a change in the wastewater component of our recently renewed non-regulated contract (effective January 1, 2019 for a term of 10 years) to operate the City of Perth Amboy, New Jersey’s (Perth Amboy) water and wastewater systems. A reduction in the scope of this competitively-bid contract resulted in lower revenues and a related decrease in operating expenses for all of 2019.

Revenues from our regulated operations increased by $1.0 million due to customer growth in our Delaware water systems. Unfavorable weather patterns in New Jersey reduced customer demand for water, which offset the full year effect of the April 2018 Middlesex base rate increase.

Operation and maintenance expenses for 2019 decreased $3.6 million from the same period in 2018. The decrease was primarily attributable to our new Perth Amboy operating contract, whose lower costs were partially offset by higher labor costs of $2.1 million for increased head count, increased average labor rates and increased costs associated with a number of recent employee retirements.

Income Tax expense for 2019 decreased $4.1 million from 2018, primarily due to the approved regulatory accounting treatment of tax benefits associated with the adoption of Internal Revenue Service tangible property regulations and lower pre-tax income.

Net income for the year increased $1.4 million to $33.9 million, compared to $32.5 million in 2018.

“We continued to methodically execute our large Water For Tomorrow® capital program while simultaneously advancing public health protection and delivering overall high quality of service to our customers throughout 2019,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll.

FOURTH QUARTER 2019 RESULTS

For the three month period ended December 31, 2019, operating revenues were $32.7 million, down from $33.3 million for the same period in 2018. Operations and maintenance expenses were $17.4 million, down from $18.8 million for the same period in 2018. Net income increased to $8.1 million from $7.0 million for the same period in 2018.

QUARTERLY DIVIDEND DECLARED

As previously announced in January 2020, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.25625 per common share payable on March 2, 2020 to shareholders of record as of February 14, 2020. The Company has paid cash dividends continually since 1912 and increased its dividend for the forty-seventh consecutive year in 2019.

ABOUT MIDDLESEX WATER COMPANY

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies.

The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company provides contract water and wastewater operations services through its non-regulated subsidiary Utility Service Affiliates (Perth Amboy) Inc. to the City of Perth Amboy, New Jersey. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. to other New Jersey municipalities The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws regarding Middlesex Water Company “MSEX” or the “Company”, its financial condition, and its results of operations that reflect the Company’s current views and information currently available. This information is, where applicable, based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provides a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases, and include statements relating to the Company’s beliefs or expectations regarding its future performance, strategic plans and cash flows, as well as any other statements that do not directly relate to any historical or current facts. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, publicly or otherwise, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2019	2018	2019	2018

Operating Revenues	$134,598	$138,077	$32,738	$33,268

Operating Expenses:
Operations and Maintenance	67,980	71,570	17,409	18,797
Depreciation	16,716	15,037	4,301	3,900
Other Taxes	14,382	14,328	3,469	3,418

Total Operating Expenses	99,078	100,935	25,179	26,115

Operating Income	35,520	37,142	7,559	7,153

Other Income (Expense):
Allowance for Funds Used During Construction	3,146	1,362	1,116	557
Other Income (Expense), net	(654)	1,630	(512)	353

Total Other Income, net	2,492	2,992	604	910

Interest Charges	7,264	6,758	2,280	1,829

Income before Income Taxes	30,748	33,376	5,883	6,234

Income Taxes	(3,140)	924	(2,188)	(759)

Net Income	33,888	32,452	8,071	6,993

Preferred Stock Dividend Requirements	132	144	30	36

Earnings Applicable to Common Stock	$33,756	$32,308	$8,041	$6,957

Earnings per share of Common Stock:
Basic	$2.02	$1.97	$0.46	$0.43
Diluted	$2.01	$1.96	$0.46	$0.43